Exhibit 10.34

THIS DIRECTOR FEE AGREEMENT dated July 1, 2021 (the “Agreement”)

BETWEEN:

(1)	Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P., a limited partnership formed under the laws of Manitoba (“Brookfield”); and

(2)	Clarios International, Inc., a corporation formed under the laws of the State of Delaware (“Clarios”, and together with Brookfield, the “Parties” and each, a “Party”).

RECITALS:

WHEREAS pursuant to a stockholders agreement effective on or about July 1, 2021 (the “Stockholders Agreement”) between Clarios and the Sponsor Group (as such term is defined in the Stockholders Agreement), the Sponsor Group has negotiated certain rights to appoint members of the Board of Directors of Clarios;

WHEREAS from time to time, pursuant to the Stockholders Agreement, certain of Brookfield’s employees, or the employees of one or more of its institutional partners in respect of its investment in Clarios, may be elected to serve as directors of Clarios (the “Brookfield Directors”);

WHEREAS directors of Clarios are entitled to an annual director retainer and to be reimbursed for reasonable expenses incurred by them in their capacity as directors, as further described in Section 1.1 below (collectively, the “Director Fees”);

WHEREAS the internal policies of Brookfield and those of its institutional partners, respectively, prohibit employees who are Brookfield Directors from personally receiving the Director Fees from Clarios;

WHEREAS the Parties wish to enter into this Agreement on the terms set forth below to arrange for the provision of the director services by the Brookfield Directors in exchange for the payment of the Director Fees payable for the services of the Brookfield Directors (the “Subject Fees”) by Clarios directly to Brookfield.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each Party, the Parties agree as follows:

1	Remuneration and Expenses

1.1

Clarios shall pay to Brookfield the Subject Fees at the times and on the other terms consistent with payment practice for the other members of the board of directors of Clarios. For greater certainty, the Subject Fees shall consist of the following amounts, payable in cash from the date of the closing of the initial public offering of Clarios on the New York Stock Exchange:

(a)	the annual director retainer for each Brookfield Director, initially set at US$230,000;

(b)	to the extent a Brookfield Director serves in the capacity of: (i) Chair of the Board; (ii) Chair of a Committee or (iii) Committee Members, the additional fees payable for such service;

(c)	any other compensation awarded to or payable to the Brookfield Directors as decided by the Governance and Compensation Committee of the Board of Directors of Clarios from time to time; and

(d)

As set out in Clarios’ corporate policies, reasonable out-of-pocket and documented expenses incurred by a Brookfield Director with respect to the attendance by such director at meetings of the Board and its Committees and/or in their respective capacity as directors, that are not reimbursed directly by Clarios to the Brookfield Director.

1.2	The payment of the Subject Fees to Brookfield shall be by wire transfer to an account designated in writing by Brookfield substantially concurrent with the payment to other Directors of Clarios.

1.3

For the avoidance of doubt, the fee arrangements set forth in this Agreement shall apply only to members of the Board of Directors of Clarios who are employed by Brookfield, its affiliates or its institutional partners in respect of its investment in Clarios, and not to any other member of the Board of Directors of Clarios put forward by Brookfield or its affiliates, each of whom shall be entitled to receive Director Fees directly in accordance with Clarios’ director compensation policies and procedures.

2	Record-Keeping

2.1	Brookfield will advise Clarios from time to time which members of the Board of Directors are Brookfield Directors for purposes of the fee arrangements set forth in this Agreement.

2.2	The initial Brookfield Directors, along with the Subject Fees owing to Brookfield on an annual basis, are set forth in Schedule “A” hereto.

3	Share Ownership Requirements

3.1

The Parties agree that no Brookfield Director will be subject to the provisions of any share ownership policies or guidelines of Clarios that requires members of the Board of Directors of Clarios to own common shares or common share equivalents in Clarios.

4	Term and Termination

4.1	The term of this Agreement shall continue until there is no longer any Brookfield Director serving on the Board of Directors of Clarios, at which time this Agreement shall be automatically terminated.

4.2

Brookfield may terminate this Agreement immediately at any time by giving 30 days’ notice in writing to Clarios, following which Clarios will commence paying the Director Fees to any Brookfield Directors in the ordinary course, unless otherwise agreed with the Brookfield Directors.

5	Notices

5.1	Any notice required or desired to be delivered under this Agreement shall be in writing and delivered by mail or electronic mail addressed to:

(a)	If to Clarios:

5757 N Green Bay Ave Florist Tower, Milwaukee, WI 53209

E-mail: claudio.morfe@clarios.com

Attention: Claudio Morfe

(b)	If to Brookfield:

Brookfield Place

181 Bay Street, Suite 300

Toronto, Ontario M5J 2T3

E-mail: aj.silber@brookfield.com

Attention: A.J. Silber

6	Counterparts

This Agreement may be executed by the parties hereto in separate counterparts each of which when executed and delivered shall constitute an original and shall together constitute one and the same agreement.

7	Severance

If any provision in this Agreement is determined to be void or unenforceable in whole or in part for any reason whatsoever such invalidity or unenforceability shall not affect the remaining provisions of this Agreement and such void or unenforceable provisions shall be deemed to be severable from any other provision of this Agreement.

8	Amendment

No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

9	Successors and Assigns

This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party.

10	Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

11	Governing Law and Jurisdiction

This Agreement and any dispute, claim, suit, action or proceeding of whatever nature arising out of or in any way related to it or its formation (including any non-contractual disputes or claims) are governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws.

In witness whereof the parties hereto have entered into this Agreement on the day and year first above written.

CLARIOS INTERNATIONAL INC.

By:	/s/ Claudio Morfe
	Name:	Claudio Morfe
	Title:	Vice President, General Counsel & Corporate Secretary

BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER (PRIVATE EQUITY), L.P. by its general partner, BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ A.J. Silber
	Name:	A.J. Silber
	Title:	Senior Vice President

SCHEDULE “A”

Summary of Subject Fees

Name of Director	Board Annual Retainer	Additional Committee Chair Retainer	Total ($)
John Barkhouse	$230,000	$15,000	$245,000
Mark Weinberg	$230,000	—	$230,000
Justin Shaw	$230,000	—	$230,000
Bertrand Villon	$230,000	—	$230,000
TOTAL ($)	$920,000		$935,000